DRAFT-STRICTLY CONFIDENTIAL


Too Gourmet, Inc. Completes Acquisition of Assets of German
Medical Laboratory

Irvine, CA, November 5, 2003.Too Gourmet, Inc.-OTCBB:TGOU is pleased to announce that it has completed the acquisition of the medical business assets and related intellectual property of a medical laboratory and service provider, doing business as the Internationale Fachklinik ("lab") located in Schwerin, Germany from Prof. Dr. Hans-Jurgen Reimann and Dr. Antje Reimann.

In connection with the acquisition, Prof. Reimann will be appointed to serve as the company's Chairman of the Board and as its Chief Executive Officer. Dr. A. Reimann will also be appointed to the Board of Directors of the company.
The international law firm of Bryan Cave llp will continue its engagement with the company as its corporate securities counsel.

Under the direction of Prof. Reimann, Professor at University of Rostock and at Humboldt University in Berlin,
Germany, Ph.D. in Biochemistry and Ph.D. in Medicine, the lab specializes in the research, analysis, and in vitro diagnosis of live biopsy tissue samples for allergic, immunological, and environmentally related disorders. In order to improve the quality of test results, Prof. Reimann developed and patented a unique device, known as a "Tabox", which enables the precise analysis of the effects of allergens and toxins on the human body in an in vitro environment.

Currently, the lab operates a total of twenty-eight inter-clinic Tabox systems as proprietary devices, which are available to practitioners, clinics, and other medical clients on a lease-only basis. The lab charges its lessees a user fee for each tissue sample processed at the lab. According to Prof. Reimann, the operation of twenty-eight Tabox systems at capacity could generate revenues of up to $2.8 million annually. Prof. Reimann anticipates the production and use of up to one hundred Tabox systems by its clients by the end of the third quarter of 2004. During the 2033 calendar year, the lab has reported revenues of approximately $1.2 million and pre-tax profits of approximately 30% of sales.

The company is in preliminary negotiations to acquire all of the outstanding stock of a German medical devices, equipment, and apparatus manufacturer that currently produces the Tabox for the lab. "The purchase of the equipment manufacturer could be a strategic acquisition, ensuring timely production and commercial "roll out" of the proprietary Tabox systems and expansion of the lab's services in Western Europe," said Prof. Reimann. "In addition, the manufacturer's fiscal performance could contribute significantly to the company's revenues and earnings in 2004. Furthermore, the acquisition of the manufacturer could help to diversify the company's products and services portfolio into other potentially profitable, niche markets." The manufacturer anticipates revenues of approximately $7.5 million and pre-tax profits of approximately $2.0 million in the current calendar year 2003.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Too Gourmet, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.


Contact:
Too Gourmet, Inc.
Attention: c/o  R. Katz
Phone:  949-223-7103